FOR IMMEDIATE RELEASE

December 14, 2011

Contact:  Susan M. Jordan

                 732/577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW MORTGAGE LOAN

FREEHOLD, NJ    December 14, 2011……..UMH Properties, Inc. (NYSE Amex:UMH) announced that it has entered into a new $15,500,000 mortgage loan with Oritani Finance Company, a wholly-owned subsidiary of Oritani Bank, to refinanced five manufactured home communities located in Pennsylvania.  This mortgage is at a fixed rate of 4.25% and matures on January 1, 2022.  The interest rate will reset after five years to the rate the Federal Home Loan Bank of New York charges to its members plus 1.9%.  The monthly payment of principal and interest is based on a 30-year amortization schedule.  Proceeds of this mortgage were used to pay off the existing floating rate debt.

Samuel A. Landy, President, stated, “We are very pleased with this new financing and look forward to a long and mutually beneficial relationship with Oritani Bank.”

UMH Properties, Inc., a publicly owned REIT, owns and operates thirty-nine manufactured home communities with 8,860 total home sites located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

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